Exhibit 10a(2)

MID-CAREER HIRE SUPPLEMENTAL RETIREMENT INCOME PLAN

FOR SELECTED EMPLOYEES OF

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

AND ITS AFFILIATES

Amended April 2007, Effective as of January 1, 2006

MID-CAREER HIRE SUPPLEMENTAL RETIREMENT INCOME PLAN
FOR SELECTED EMPLOYEES OF
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED AND ITS AFFILIATES

          Public Service Electric and Gas Company previously established effective as of January 1, 1997, and currently maintains, the Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Electric and Gas Company and its Affiliates. Effective December 13, 1999, Public Service Electric and Gas Company transferred sponsorship of the plan to the Company and the plan was renamed the “Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Enterprise Group Incorporated and its Affiliates.” Furthermore, effective as of December 1, 2005, the Plan was amended as set forth in this document to conform with the requirements of The American Jobs Creation Act of 2004. This Plan was established for the purpose of assisting in attracting and retaining a stable pool of key managerial and professional talent and long-term key employee commitment by providing certain supplemental retirement benefits based upon additional service credit for a selected number of key employees who participate in the Pension Plan of Public Service Enterprise Group Incorporated. This Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees for purposes of Title 1 of ERISA.

          The Plan was last amended, effective as of January 1, 2006, to conform the Plan to certain requirements of Code Section 409A, as well as to provide for lump sum payments of deminimus benefits and the terms contained herein shall supersede all prior iterations of the Plan.

Section 1. Definitions

          When used herein, the words and phrases hereinafter defined shall have the following meanings unless a different meaning is clearly required by the context of the Plan:

          1.1 “Affiliate” shall mean any organization which is a member of a controlled group of corporations (as defined in Code Section 414(b), as modified by Code Section 415(h)) which includes the Company; or any trades or businesses (whether or not incorporated) which are under common control (as defined in Code Section 414(c), as modified by Code Section 415(h)) with the Company; or a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company or any other entity required to be aggregated with the Company as required by regulations promulgated pursuant to Code Section 414(o).

          1.2 “Beneficiary” shall mean any person or persons selected by a Participant on a form provided by the Company who may become eligible to receive the benefits provided under this Plan in the event of such Participant’s death.

          1.3 “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

          1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended, and as same may be amended from time to time.

          1.5 “Company” shall mean Public Service Enterprise Group Incorporated.

          1.6 “Compensation” shall mean compensation as defined in the Reinstatement Plan.

          1.7 “Credited Service” shall mean the aggregate of all periods of employment with the Company or an Affiliate or former Affiliate and all periods of additional service credit granted by the Company for which a Participant will be given credit in computing his Supplemental Retirement Benefit.

          1.8 “Employee Benefits Committee” or “Committee” shall mean the Employee Benefits Committee of the Company.

          1.9 “Employee Benefits Policy Committee” or “Policy Committee” shall mean the Employee Benefits Policy Committee of the Company.

          1.10 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and as the same may be amended from time to time.

          1.11 “Normal Retirement Date” shall mean the first day of the month coinciding with or next following a Participant’s attainment of age 65 or the date at which the sum of Participant’s age and years of service is equal to or exceeds 80.

          1.12 “Participant” shall mean each employee or former employee of the Company or a Participating Affiliate who is selected by the Chief Executive Officer of the Company to participate in the Plan. The Chief Executive Officer of the Company shall select such key employees of the Company and Participating Affiliates upon such terms as he shall deem appropriate due to the employee’s responsibilities and opportunity to contribute to the financial and operating objectives of the Company or Participating Affiliate.

          1.13 “Participating Affiliate” shall mean any Affiliate of the Company which (a) is the sponsor or a Participating Affiliate of the Reinstatement Plan; (b) adopts this Plan with the approval of the Board of Directors; (c) authorizes the Board of Directors and the Employee Benefits Committee to act for it in all matters arising under or with respect to this Plan; and (d) complies with such other terms and conditions relating to this Plan as may be imposed by the Board of Directors.

          1.14 “Pension Plan” shall mean the Pension Plan of Public Service Enterprise Group Incorporated (formerly known as the “Pension Plan of Public Service Electric and Gas Company”), and each successor or replacement plan.

          1.15 “Plan” shall mean this Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Enterprise Group Incorporated and its Affiliates (formerly known as the “Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Electric and Gas Company and its Affiliates”).

          1.16 “Plan Year” shall mean the calendar year.

          1.17 “Reinstatement Plan” shall mean the Retirement Income Reinstatement Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated and its Affiliates (formerly known as the “Retirement Income Reinstatement Plan for Non-Represented Employees of Public Service Electric and Gas Company and its Affiliates”).

          1.18 “Reinstatement Plan Retirement Benefit” shall mean the aggregate annual benefit payable to a Participant pursuant to the Reinstatement Plan by reason of his termination of employment with the Company and all Affiliates for any reason other than death.

          1.19 “Reinstatement Plan Surviving Spouse Benefit” shall mean the aggregate annual benefit payable to the Surviving Spouse of a Participant pursuant to the Reinstatement Plan in the event of the death of the Participant at any time prior to commencement of payment of his Reinstatement Plan Retirement Benefit.

          1.20 “Supplemental Retirement Benefit” shall mean the benefit payable to a Participant pursuant to this Plan by reason of his termination of employment with the Company and all Affiliates for any reason other than death.

          1.21 “Surviving Spouse” shall mean a person who is married to a Participant at the date of his death.

          1.22 “Year of Service” shall mean Year of Service as defined in the Pension Plan.

          1.23 “Supplemental Surviving Spouse Benefit” shall mean the benefit payable to a Surviving Spouse pursuant to this Plan.

Section 2. Eligibility

          2.1 A Participant who is selected by the Chief Executive Officer of the Company to participate in this Plan shall be eligible to receive a Supplemental Retirement Benefit. The Surviving Spouse of a Participant described in the preceding sentence who dies prior to commencement of payment of his Reinstatement Plan Retirement Benefit shall be eligible to receive a Supplemental Surviving Spouse Benefit.

          2.2 Upon selection for participation in the Plan, the Chief Executive Officer shall designate the number of years of additional Credited Service to which such Participant shall be entitled to be credited in calculating his Supplemental Retirement Benefit under this Plan. The Chief Executive Officer shall notify the Vice President - Human Resources in writing of such selection and designation.

Section 3. Supplemental Retirement Benefit

          3.1 The Supplemental Retirement Benefit payable to an eligible Participant shall be equal to the excess of (a) over (b) where:

(a)

is the sum of the amount of Pension Plan Retirement Benefit and Reinstatement Plan Retirement Benefit to which the Participant would have been entitled under the Pension Plan and the Reinstatement Plan if such benefits were computed with the additional years of Credited Service provided for in this Plan; and

(b)	is the sum of the Pension Plan Retirement Benefit and Reinstatement Plan Retirement Benefit actually payable to the Participant or payable to a third party on the Participant’s behalf.

          The amounts described in (a) and (b) shall be computed as of the date of termination of employment of the Participant with the Company and all Affiliates in the form of a single life annuity payable over the lifetime of the Participant only commencing on his Normal Retirement Date.

          3.2.The Supplemental Retirement Benefit payable to a Participant shall be paid in the form of a life annuity in monthly installments or a joint and survivor annuity in monthly installments based calculated in accordance with the form of benefit option selected by the Participant; provided, however, that if the Participant has selected a lump-sum distribution under the Pension Plan or the Cash Balance Plan, distribution under this Plan shall be made in the form of a single annuity.

          Provided, further, that that if the vested Plan benefit of a participant or beneficiary, as presently valued at the time of commencement of the payment of such benefit, does not exceed $10,000, such person shall be paid a lump-sum distribution of the actuarial equivalent of his/her vested plan benefit (in determining the amount of a lump sum distribution under this Plan, actuarial equivalence shall be determined by using the Applicable Mortality Table and the Applicable Interest Rate as those terms are defined in Section 1 of the Pension Plan of Public Service Enterprise Group Incorporated as then in effect).

          3.3 Payment hereunder of the Supplemental Retirement Benefit to a Participant shall commence on the same date as payment of the Pension Plan Retirement Benefit or Reinstatement Plan Retirement Benefit, as applicable, to the Participant commences except that for any Participant who is a “Key Employee,” as defined in the Code, commencement of his/her benefit may not occur earlier than six months following his/her Retirement.

          3.4 A Supplemental Retirement Benefit which is payable in any form other than a single life annuity over the lifetime of the Participant, or which commences at any time prior to the Participant’s Normal Retirement Date, shall be the actuarial equivalent of the Supplemental Retirement Benefit set forth in Subsection 3.1 above as determined by the same actuarial adjustments as those specified in the Pension Plan with respect to determination of the amount of retirement benefits payable pursuant to the Pension Plan on the date for commencement of payment hereunder.

Section 4. Supplemental Surviving Spouse Benefit

          4.1 If a Participant dies prior to commencement of payment of his Pension Plan Retirement Benefit or Reinstatement Plan Retirement Benefit under circumstances in which a Pension Plan Surviving Spouse Benefit or Reinstatement Plan Surviving Spouse Benefit is payable to his Surviving Spouse, then a Supplemental Surviving Spouse Benefit shall be payable to his Surviving Spouse as hereinafter provided. The Supplemental Surviving Spouse Benefit payable to a Surviving Spouse shall be equal to the excess of (a) over (b) where:

(a)

is the sum of the amount of the Pension Plan Surviving Spouse Benefit or Reinstatement Plan Surviving Spouse Benefit to which the Surviving Spouse would have been entitled under the Pension Plan and Reinstatement Plan, as applicable, if such benefits were computed with the additional years of Credited Service provided for in this Plan; and

(b)	is the sum of the Pension Plan Surviving Spouse Benefit and Reinstatement Plan Surviving Spouse Benefit actually payable to the Surviving Spouse.

          4.2 A Supplemental Surviving Spouse Benefit shall be payable over the lifetime of the Surviving Spouse only in monthly installments commencing on the date for commencement of payment of the Pension Plan Surviving Spouse Benefit or Reinstatement Plan Surviving Spouse Benefit, as applicable, (or if both are payable, the earlier to commence) to the Surviving Spouse and terminating on the date of the last payment of the Pension Plan Surviving Spouse Benefit or Reinstatement Plan Surviving Spouse Benefit, as applicable, made before the Surviving Spouse’s death.

          Provided, further, that that if the vested Plan benefit of the Surviving Spouse, as presently valued at the time of commencement of the payment of such benefit, does not exceed $10,000, such person shall be paid a lump-sum distribution of the actuarial equivalent of his/her vested plan benefit (in determining the amount of a lump sum distribution under this Plan, actuarial equivalence shall be determined by using the Applicable Mortality Table and the Applicable Interest Rate as those terms are defined in Section 1 of the Pension Plan of Public Service Enterprise Group Incorporated as then in effect).

Section 5. Administration of the Plan

          5.1 The Committee shall be the named fiduciary of this Plan responsible for the general operation and administration of this Plan and for carrying out the provisions thereof. The Committee shall have discretionary authority to construe the terms of this Plan.

          5.2 The Committee shall adopt such rules and procedures as it deems necessary and advisable to administer this Plan and to transact its business. Subject to the other requirements of this Section 5, the Committee may—

(a)	employ agents to carry out non-fiduciary responsibilities;

(b)	employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA);

(c)	consult with counsel, who may be counsel to the Company or an Affiliate; and

(d)	provide for the allocation of fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA) among its members.

          However, any action described in sub-paragraphs (b) or (d) of this subsection 5.2, and any modification or rescission of any such action, may be erected by the Committee only by a resolution approved by a majority of the Committee. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to this Plan.

          5.3 The Committee shall keep written minutes of all its proceedings, which shall be open to inspection by the Board of Directors. In the case of any decision by the Committee with respect to a claim for benefits under this Plan, such Committee shall include in its minutes a brief explanation of the grounds upon which such decision was based.

          5.4 In performing their duties, the members of the Committee shall act solely in the interest of the Participants in this Plan and their Beneficiaries and

(a)	for the exclusive purpose of providing benefits to Participants and their Beneficiaries;

(b)

with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of alike character and with like aims; and

(c)	in accordance with the documents and instruments governing this Plan insofar as such documents and instruments are consistent with the provisions of Title I of ERISA.

          5.5 In addition to any other duties the Committee may have, the Committee shall review the performance of all persons to whom the Committee shall have delegated or allocated fiduciary duties pursuant to the provisions of this Section 5.

          5.6 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, members of the Committee, directors and employees of the Company and its Affiliates, and all such former members, directors and employees, for any and all expenses, liabilities or losses arising out of any act or omission relating to the rendition of services for or the management and administration of this Plan.

          5.7 No member of the Committee nor any delegate thereof shall be personally liable by virtue of any contract, agreement or other instrument made or executed by him or on his behalf in such capacity.

Section 6. Claims Procedure and Status Determination

          6.1 Claims for benefits under this Plan and requests for a status determination shall be filed in writing with the Company.

          6.2 In the case of a claim for benefits, written notice shall be given to the claiming Participant or Beneficiary of the disposition of such claim, setting forth specific reasons for any denial of such claim in whole or in part. If a claim is denied in whole or in part, the notice shall state that such Participant or Beneficiary may, within sixty days of the receipt of such denial, request in writing that the decision denying the claim be reviewed by the Committee and provide the Committee with information in support of his position by submitting such information in writing to the Secretary of the Committee.

          6.3 The Committee shall review each claim for benefits which has been denied in whole or in part and for which such review has been requested and shall notify, in writing, the affected Participant or Beneficiary of its decision and the reasons therefor.

          6.4 In the case of a request for status determination, written notice shall be given to the requesting person within a reasonable time setting forth specific reasons for the decision.

Section 7. Amendment or Termination

          7.1 The Company reserves the right to amend or terminate this Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board or of the Employee Benefits Policy Committee and shall be effective as provided for in such resolution.

          7.2 No amendment or termination of this Plan shall directly or indirectly deprive any current or former Participant, Beneficiary or Surviving Spouse of all or any portion of any Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit payment which has commenced prior to the effective date of such amendment or termination or the right to which has accrued on such effective date.

Section 8. General Provisions

          8.1 This Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or any Affiliate for payment of any benefits hereunder. No Participant, Beneficiary, Surviving Spouse or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive a benefit under this Plan and any such Participant, Beneficiary, Surviving Spouse or other person shall have only the rights of a general unsecured creditor with respect to any rights under the Plan.

          8.2 Except as otherwise expressly provided herein, all terms and conditions of the Pension Plan and the Reinstatement Plan applicable to a benefit paid to a Participant or a Surviving Spouse Benefit under such plans shall also be applicable to a Supplemental Retirement Benefit or a Supplemental Surviving Spouse Benefit payable hereunder. Any benefit payable under the Pension Plan or the Reinstatement Plan, shall be paid solely in accordance with the respective terms and conditions of the Pension Plan and the Reinstatement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan or the Reinstatement Plan.

          8.3 Nothing contained in this Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company or any Affiliate will be sufficient to pay any benefit hereunder.

          8.4 No Participant or Surviving Spouse shall have any right to a benefit under this Plan except in accordance with the terms of this Plan. Establishment of this Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Affiliate.

          8.5 No interest of any person or entity in, or right to receive a benefit under, this Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor any such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

          8.6 This Plan shall be construed and administered under the laws of the United States and the State of New Jersey to the extent not superseded by Federal law. This Plan is specifically intended to comply with the provisions of The American Jobs Creation Act of 2004 (the “AJCA”) and Section 409A of the Code and it shall automatically incorporate all applicable restrictions of the AJCA, the Code and its related regulations, and the Company will amend the Plan to the extent necessary to comply with those requirements. The timing under which a Participant will have a right to receive any payment under this Plan will be deemed to be automatically modified, and a Participant’s rights under the Plan limited to conform to any requirements under, the AJCA, the Code and its related regulations.

          8.7 If the present value of any Supplemental Retirement Benefit or Supplemental Surviving Spouse benefit under this Plan and all other plans required under the Section 409A of the Code to be aggregated with this Plan, is less than $1,000, the Company may pay the present value of such Benefit to the Participant or Surviving Spouse in a single lump-sum in lieu of any further benefit payments hereunder.

          8.8 Actuarial assumptions to determine the present value of any benefit hereunder shall be the same as used to determine the present value of benefits under the Pension Plan.

          8.9 If any person entitled to a benefit payment under this Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and this Plan therefor.

          8.10 This Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

          8.11 Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person, and such benefit shall be irrevocably forfeited.

          8.12 Notwithstanding any of the preceding provisions of this Plan, none of the Company, the Committee or any individual acting as an employee or agent of the Company or the Committee shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with this Plan.

Section 9. Miscellaneous

          9.1 As used herein, words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless otherwise required by the context. Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.